EXHIBIT 99

Digi International Reports Fiscal Second Quarter 2005 Revenue Growth of 7.2%
over Second Quarter 2004
Operating Income Increases 73% over Second Quarter 2004

(Minneapolis, April 14, 2005) - Digi International® Inc. (NASDAQ: DGII) today reported revenue of $29.3 million for the second fiscal quarter of 2005 compared to $27.3 million in the second fiscal quarter of 2004, or an increase of 7.2%, within management’s previously announced guidance of $29.0 — $30.0 million.

     Device Networking Solutions products, which include NetSilicon and the device server product lines, contributed $10.1 million in revenue in the second quarter of fiscal 2005 compared to $9.0 million in the second quarter of fiscal 2004, or an increase of 11.7%. Revenue from Connectivity Solutions products was $19.2 million in the second fiscal quarter of 2005, compared to $18.3 million of revenue in the second fiscal quarter of 2004, or an increase of 5.0%.

     Digi reported net income of $8.8 million for the second fiscal quarter of 2005, or $0.37 per diluted share, compared to net income of $1.7 million, or $0.08 per diluted share during the second fiscal quarter of 2004. During the second quarter of fiscal 2005, as a result of a settlement with the Internal Revenue Service on an audit of prior fiscal years, Digi recorded a reversal of $5.7 million of previously established income tax reserves, equating to $0.24 per diluted share positive impact. Earnings per diluted share of $0.37 are within the range of management’s previously increased guidance of $0.36 — $0.38. Excluding the impact of the favorable tax settlement, Digi’s earnings per diluted share for the second fiscal quarter of 2005 would have been $0.13, or an increase of 62.5% over the prior year comparable quarter diluted earnings per share.

     The gross profit in the second fiscal quarter of 2005 was $18.0 million, or 61.4% of net sales, compared to $16.5 million, or 60.5% of net sales, in the second fiscal quarter of 2004. The increase in 2005 is due primarily to favorable product mix and cost reductions in certain product lines.

     Total operating expenses in the second fiscal quarter of 2005 were $13.8 million, or 47.0% of net sales, compared to $14.1 million, or 51.6% of net sales, in the second fiscal quarter of 2004.

     Operating income in the second fiscal quarter of 2005 was $4.2 million, or 14.3% of net sales, compared to $2.4 million, or 8.9% of net sales, in the second fiscal quarter of 2004.

Operating income for the second fiscal quarter of 2005 increased by 73% over operating income of the comparable quarter of the prior fiscal year.

     For the six months ended March 31, 2005, Digi reported revenue of $58.8 million compared to revenue of $53.6 million for the six months ended March 31, 2004, or an increase of 9.6%. For the six months ended March 31, 2005, Digi reported net income of $11.8 million, or $0.50 per diluted share, compared to net income of $3.4 million, or $0.16 per diluted share, for the six months ended March 31, 2004. Excluding the impact of the favorable tax settlement, earnings per diluted share would have been $0.26 for the first six months of fiscal 2005, or an increase of 62.5% over earnings per diluted share for the first six months of the prior fiscal year.

     Digi’s cash and cash equivalents and marketable securities balance at the end of the quarter was $87.6 million, an increase of $4.6 million from the end of the prior quarter. Days sales outstanding (DSO) was at 32 days for the second fiscal quarter of 2005, consistent with the previous quarter. Digi’s cash per share at March 31, 2005, defined as cash and cash equivalents and marketable securities divided by shares outstanding of 22,554,485, was $3.88. Tangible book value per share at March 31, 2005, defined as stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding of 22,554,485, was $5.75.

     “I am very satisfied with our financial performance for the quarter, given the somewhat tighter operating environment,” said Joe Dunsmore, Chairman, President and CEO of Digi.

     “Our product launches into the cellular and core module market segments are significant events that will fuel future revenue growth,” he added.

Highlights of the quarter

Core Module Announcements

•	Digi introduced the ConnectCore™ 9C, the industry’s first network-optimized Arm-9 based 32-bit core module. The ConnectCore™ 9C is a powerful, compact 32-bit core module in a universal SO-DIMM form factor that enables customers to easily design in main processing functionality with Ethernet networking capabilities in a single high-performance solution.

•	Digi acquired FS Forth-Systeme GmbH and Sistemas Embebidos S.A, both leading providers of embedded modules and software, for the rapidly expanding embedded networking market. The addition of FS Forth and Sistemas Embebidos immediately adds a wide range of commercially available, embedded networking modules based on NET+ARM™ and other architectures with supporting embedded software to Digi’s embedded product portfolio. The acquisition enhances Digi’s position in the networked core module business with the ability to target Linux, Windows CE and VXWorks® applications in addition to NET+O/S. A deposit of $4.4 million was paid to FS Forth-Systeme and Sistemas Embebidos on March 30, 2005. The effective date of the acquisition was April 1, 2005.

Cellular Announcements

•	Digi announced the introduction of the Digi Connect®WAN GSM which provides Ethernet-to-wireless IP connectivity to remote sites and devices via the cellular GSM network. The Digi Connect WAN® GSM is the industry’s first commercially available gateway to provide high-speed wireless GSM connections for remote mission-critical data operations. It creates a diverse WAN connection so that when primary wired connections are unavailable, mission-critical data continues to flow through the wireless connection. The product also provides reliable primary communications for remote locations.

•	Digi introduced the Digi Connect® Remote Gateway (RG) GSM, the industry’s first serial-to-wireless GSM EDGE gateway that connects remote serial devices via Cingular’s high speed wireless GSM network. The Digi Connect® RG GSM provides a cost effective and widely available connectivity alternative for devices with serial ports, such as power meters, Remote Terminal Units (RTUs), traffic controllers, security panels, industrial Programmable Logic Controllers (PLCs) and more.

Other Announcements

•	NetSilicon, Inc., a subsidiary of Digi, announced the release to volume production of the NS9360, its latest NET+ARM microprocessor which is now fully supported by NET+Works® 6.2, the enhanced version of NetSilicon’s software suite. Designed as a high performance, single-chip solution for networking embedded devices, the NS9360 is the third of NetSilicon’s ARM9-based NET+ARM processors. It reduces cost and device footprint while at the same time improving design functionality.

Third Quarter and Fiscal 2005 Guidance

     Digi expects third quarter 2005 revenue to be in the range of $29.3 million to $30.8 million and anticipates earnings per diluted share to be in the range of $0.13 to $0.15.

     For the full fiscal year 2005, Digi continues to expect an increase in revenue over fiscal year 2004 revenue in excess of 10%. As previously announced, Digi expects full fiscal year 2005 earnings per diluted share to increase in excess of 95% over fiscal year 2004, including the reversal of previously established income tax reserves equating to $0.24 per diluted share associated with the settlement of an audit of prior fiscal years.

Reconciliation of Reported Net Income Per Diluted Share to
Net Income Per Diluted Share Excluding Favorable Tax Settlement
(in thousands, except per share amounts)

	Three months ended	Six months ended
	March 31, 2005	March 31, 2005
Net income as reported	8,799	11,760
Impact of favorable tax settlement	(5,689)	(5,689)

Net income, excluding favorable tax settlement	$3,110	$6,071

Net income per diluted share, as reported	$0.37	0.50
Impact of favorable tax settlement per diluted share	(0.24)	(0.24)

Net income per diluted share, excluding favorable tax settlement	$0.13	$0.26

Weighted average common shares, diluted	23,616	23,459

Second Quarter Fiscal 2005 Conference Call Details

     Digi invites all those interested in hearing management’s discussion of the quarter to attend our second fiscal quarter 2005 conference call, scheduled for Thursday, April 14, 2005, at 4:00 p.m. CT, either by phone or on the Web. Participants can access the call directly at 1-800-576-7258. International participants may access the call by dialing 212-676-4918. A replay will be available for one week following the call by dialing 1-800-633-8284 for domestic participants or 402-977-9140 for international participants and entering access code 21238009 when prompted. Participants may also access a live web cast of the conference call through the investor relations section of Digi’s Web site, www.digi.com.

About Digi International

     Digi International, based in Minneapolis, makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

     Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements

     This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, changes in the Company’s level of revenue or profitability, and acquisitions the Company has made or will make that could disrupt its business and harm its financial condition. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2004 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Digi International Contact S. (Kris) Krishnan (952) 912-3125 s_krishnan@digi.com	Investors Contact Kathryn McNeil/John Nesbett The Investor Relations Group New York, NY 212-825-3210

Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Net sales	$29,312	$27,339	$58,782	$53,646
Cost of sales	11,328	10,804	22,487	21,007

Gross profit	17,984	16,535	36,295	32,639
Operating expenses:
Sales and marketing	6,411	6,425	12,854	12,501
Research and development	3,820	4,453	8,072	8,964
General and administrative	2,348	1,923	4,538	3,862
Intangibles amortization	1,209	1,314	2,534	2,613

Total operating expenses	13,788	14,115	27,998	27,940

Operating income	4,196	2,420	8,297	4,699
Other income, net	312	(6)	502	68

Income before income taxes	4,508	2,414	8,799	4,767
Income tax (benefit) provision	(4,291)	676	(2,961)	1,382

Net income	$8,799	$1,738	$11,760	$3,385

Net income per common share, basic	$0.39	$0.08	$0.53	$0.16

Net income per common share, diluted	$0.37	$0.08	$0.50	$0.16

Weighted average common shares, basic	22,477	21,091	22,277	20,793

Weighted average common shares, diluted	23,616	22,005	23,459	21,645

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2005	September 30, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,970	$19,528
Marketable securities	60,090	59,639
Accounts receivable, net	13,159	10,555
Inventories, net	11,215	11,231
Other	6,366	4,315

Total current assets	110,800	105,268
Marketable securities, long-term	7,545	2,500
Property, equipment and improvements, net	17,971	18,634
Identifiable intangible assets and goodwill, net	17,605	20,233
Net deferred tax assets	4,728	3,013
Deposit on business acquisition	4,400	—
Other	666	817

Total assets	$163,715	$150,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,839	$4,945
Accrued expenses	7,807	9,126
Income taxes payable	3,828	9,107

Total current liabilities	16,474	23,178
Net deferred tax liabilities	—	208

Total liabilities	16,474	23,386
Total stockholders’ equity	147,241	127,079

Total liabilities and stockholders’ equity	$163,715	$150,465

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Three months ended	Six months ended
	March 31, 2005	March 31, 2005
Operating activities:
Net income	$8,799	$11,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	596	1,161
Amortization of identifiable intangible assets and other assets	1,456	3,028
Tax benefit related to the exercise of stock options	477	1,986
Other	17	(167)
Changes in operating assets and liabilities:
Accounts receivable	(1,060)	(2,089)
Inventories	1,172	(169)
Other assets	10	(1,035)
Accounts payable and accrued expenses	568	(1,707)
Income taxes payable	(2,304)	(5,283)
Net deferred tax assets	(2,546)	(3,060)

Total adjustments	(1,614)	(7,335)

Net cash provided by operating activities	7,185	4,425

Investing activities:
Settlement (purchase) of held-to-maturity marketable securities, net	2,921	(5,496)
Purchase of property, equipment, improvements and certain other intangible assets	(137)	(333)
Deposit on business acquisition	(4,400)	(4,400)

Net cash used in investing activities	(1,616)	(10,229)

Financing activities:
Proceeds from stock option plan transactions	1,512	5,072
Proceeds from employee stock purchase plan transactions	231	411

Net cash provided by financing activities	1,743	5,483

Effect of exchange rate changes on cash and cash equivalents	258	763

Net increase in cash and cash equivalents	7,570	442
Cash and cash equivalents, beginning of period	12,400	19,528

Cash and cash equivalents, end of period	$19,970	$19,970